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EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

The Registrant, U.S. West Homes, formerly known as Senior Care Industries, Inc. had the following subsidiaries as of December 31, 2002:

Noble Concepts Fidelity, Inc., a Delaware corporation;
Mantis Investments, Inc., a Nevada corporation;
Vegas Townhome Partners, L.P., a Nevada limited partnership; Las Brisas de la Mar, Inc., a Nevada corporation;
Flamingo 55, Inc., a Nevada corporation;
U.S. West Construction, Inc., a Nevada corporation;
Senior Care Flamingo Management, Inc., a Nevada corporation; Senior Care San Jacinto Management, Inc., a Nevada corporation; S.R.I SFR, Inc., a Nevada corporation;
Ramona Expressway Partners, L.P., a Nevada limited partnership; Evergreen Manor II, LLC, a Delaware limited liability company.